Second Quarter 2012
Conference Call Script

SLIDE 1
Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products' fiscal 2012 second quarter conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2012 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had approximately 156.7 million shares outstanding at March 31, 2012.

Discussing the second quarter's results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.
This morning's call is being recorded and webcast live on the Internet. We have also posted slides on our website which are available to help illustrate the quarter's results as well as to address our safe harbor disclosure statement and our non-GAAP disclosure requirements.

SLIDE 2
At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures that we reference in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

SLIDE 3
Slide 3 is our safe harbor disclosure statement addressing forward-looking statements. This slide includes cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements, as well as specific examples of forward-looking statements. Please take note of slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year which ends on September 30, unless specified otherwise.

As previously announced, we sold U.S. Pipe effective April 1, 2012. U.S. Pipe's operating results have been reclassified as discontinued operations, and its assets and liabilities have been reclassified as held for sale, for all periods presented. The operating results presented for U.S. Pipe do not reflect what they would have been had U.S. Pipe not been classified as held for sale. The year-over-year comparisons of consolidated operating results discussed on this call represent our continuing operations.

The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions.

I'll now turn the call over to Greg.

Greg Hyland:

Thanks, Martie.

We appreciate you joining us today as we discuss our results for the 2012 second quarter. I'll begin with a brief overview of the quarter, followed by Evan's detailed financial report which covers key drivers affecting our businesses. After that, I will follow with additional comments on our recent results as well as our outlook for the third quarter.

SLIDE 4
Since our last conference call, we have taken several significant steps to strengthen the Company. We completed the sale of U.S. Pipe and reduced our total debt outstanding and net debt leverage. As we have mentioned before, the sale of U.S. Pipe enables us to focus on Mueller Co.'s higher-margin base business, as well as on our newer technology businesses - Mueller Systems and Echologics.

Both net sales and adjusted operating income at Mueller Co.'s base business grew in the second quarter. Net sales grew 2.4% and adjusted operating income for the base business, which excludes Mueller Systems and Echologics, grew 10.7% driven primarily by growth in domestic valve and hydrant units. Additionally, Mueller Systems and Echologics continued to gain traction in the marketplace with net sales growth of 22.3% year-over-year. We are still in the investment phase with these businesses, which, as expected, negatively impacted Mueller Co.'s overall results in the quarter. I'll discuss these investments and the growth opportunities later in the call.

Anvil again delivered solid year-over-year growth with net sales up 12% and adjusted operating income up 45%, driven primarily by our energy and fire protection businesses.  This is Anvil's seventh consecutive quarter of increased adjusted operating income on a year-over-year basis.

We believe the combination of the steps we have taken to strengthen the Company and what appears to be improving end-market dynamics position us well for future profitable growth.

I will now turn the call over to Evan who will provide more details on our second quarter financial results.

Evan Hart - Financial Summary

Thanks, Greg.
Good morning everyone. I'll first review the consolidated results and then discuss segment performance.

SLIDE 5
Consolidated net sales for the 2012 second quarter of $251.5 million increased $16.0 million, or 6.8%, from the 2011 second quarter net sales of $235.5 million. Net sales increased due to higher shipment volumes and higher prices at both Mueller Co. and Anvil.

Consolidated gross profit of $62.1 million for the 2012 second quarter improved from gross profit of $58.1 million for the 2011 second quarter. Gross profit for the 2012 second quarter was positively impacted primarily by higher shipment volumes and higher sales prices.

Consolidated selling, general and administrative expenses of $50.6 million for the 2012 second quarter compare to $47.2 million for the 2011 second quarter. Selling, general and administrative expenses as a percentage of net sales were essentially flat year-over-year.

SLIDE 6
Adjusted operating income for the 2012 second quarter of $11.5 million improved from $10.9 million for the 2011 second quarter, driven by the higher shipment volumes and higher sales prices.

Adjusted EBITDA was essentially flat year-over-year.

Interest expense, net for the 2012 second quarter was $15.6 million, which included $1.6 million of noncash costs for terminated interest rate swap contracts, compared to $16.3 million for the 2011 second quarter, which included $2.0 million for such contracts. Although these contracts were terminated prior to 2011, the related costs are being amortized over the original term of the swap contracts. Interest expense, excluding the terminated swap contract costs, declined $300,000 year-over-year.

During the 2012 second quarter, we recorded income tax expense of $3.9 million on the pre-tax loss from continuing operations. This expense consists principally of a tax benefit of $2.0 million, or an effective tax benefit rate of 40.0%, which was more than offset by a $5.9 million valuation allowance charge related to deferred tax assets at September 30, 2011.

Overall, we recorded $34.4 million in valuation allowance charges during the 2012 second quarter. Although all of the valuation allowance charges are primarily due to operating losses from discontinued operations, GAAP requires allocating a $5.9 million valuation allowance charge to continuing operations. Our net operating loss carry forwards remain available to offset future taxable earnings.

Adjusted net loss per share of $0.01 for the 2012 second quarter improved from adjusted net loss per share of $0.02 for the 2011 second quarter. The 2012 second quarter adjusted results exclude the after-tax loss on discontinued operations of $100.9 million, a valuation allowance charge included in continuing operations of $5.9 million, after-tax interest rate swap costs of $1.0 million and after-tax restructuring expenses of $0.6 million. The 2011 second quarter adjusted results exclude an after-tax loss on discontinued operations of $8.3 million, after-tax interest rate swap costs of $1.2 million and after-tax restructuring expenses of $0.7 million.

There was a weighted average of 156.5 million shares of our common stock outstanding for the 2012 second quarter compared to a weighted average of 155.4 million shares outstanding for the 2011 second quarter.

I'll now move on to segment performance and begin with Mueller Co.

SLIDE 7
Mueller Co.'s net sales for the 2012 second quarter of $154.5 million increased 3.8% from the 2011 second quarter of $148.9 million. Net sales grew due to higher shipment volumes and higher prices in both the base business as well as at Mueller Systems and Echologics. The increase in shipment volumes in Mueller Co.'s base business was primarily due to higher shipments of domestic valves and hydrants. Domestic units of valves increased 3.5% and hydrants increased 2.1% in the second quarter on a year-over-year basis. While net sales in Canada were down approximately 12%, or $2 million, on a year-over-year basis, we expect that year-over-year comparisons from our Canadian operations should ease as the Canadian stimulus program was completed in mid-2011.

Adjusted operating income for the 2012 second quarter was $9.0 million compared to adjusted operating income for the 2011 second quarter of $10.5 million. However, base business adjusted operating income improved 10.7% from the 2011 second quarter and adjusted operating margin improved as well. Expenses associated with the ramp up of operations at both Mueller Systems and Echologics reduced the adjusted operating margin at Mueller Co. by 440 basis points.

SLIDE 8
I'll now turn to Anvil where we reported our seventh consecutive year-over-year quarterly increase in adjusted operating income.

Net sales for the 2012 second quarter increased 12.0% to $97.0 million from $86.6 million in the second quarter of 2011. Net sales increased due to higher shipment volumes and higher prices. Net sales were higher across all our businesses, especially fire protection and oil & gas.

Adjusted operating income increased 44.9% to $10.0 million in the 2012 second quarter from $6.9 million in the 2011 second quarter. Adjusted operating margin for the 2012 second quarter was 10.3%, which is a 230 basis point improvement over the 2011 second quarter adjusted operating margin of 8.0%. The higher shipment volumes and higher sales prices helped drive the adjusted operating margin improvement.

For the 2012 second quarter, Anvil improved both its adjusted EBITDA and adjusted EBITDA margin year-over-year. Adjusted EBITDA increased to $13.5 million, or an adjusted EBITDA margin of 13.9%, for the 2012 second quarter compared to adjusted EBITDA of $10.4 million, or an adjusted EBITDA margin of 12.0%, for the 2011 second quarter.

Discontinued operations for the 2012 second quarter included a pre-tax loss of $116.5 million for the sale of U.S. Pipe. U.S. Pipe's net sales and operating loss were $100.9 million and $2.8 million, respectively, for the 2012 second quarter. As a reminder, the operating loss presented for U.S. Pipe does not reflect what it would have been had U.S. Pipe not been classified as held for sale. During the 2012 second quarter, we recorded an income tax benefit of $47.1 million on the pre-tax losses from the discontinued operations and $28.5 million of a valuation allowance charge. On April 2, 2012, we received cash proceeds of $94.0 million from the sale of U.S. Pipe, subject to future adjustments.

Turning now to a discussion of our liquidity...

SLIDE 9
Free cash flow, which is cash flows from continuing operations from operating activities less capital expenditures, was $5.1 million for the 2012 second quarter, compared to a negative $24.5 million for the 2011 second quarter. The year-over-year increase in free cash flow was primarily related to the timing of disbursements, an income tax refund we received in the 2012 second quarter and an additional pension contribution made in the 2011 second quarter.

At March 31, 2012, total debt was $692.5 million and included $420.0 million of 7⅜% senior subordinated notes due 2017, $221.9 million of 8¾% senior unsecured notes due 2020, $48.0 million drawn under our asset based credit agreement, and

$2.6 million of other. As of March 31, 2012, we had $89.1 million of excess availability under our asset based credit agreement, which now excludes U.S. Pipe. However, subsequent to the end of the second quarter, we repaid the $48.0 million outstanding at March 31, 2012 under the asset based credit agreement. We also announced the redemption of $22.5 million in principal amount of our 8¾% senior unsecured notes on May 18, 2012. Debt extinguishment charges associated with this redemption will be approximately $1.5 million in the 2012 third quarter.

We reduced net debt leverage from 6.7X at December 31, 2011 to 4.8X at March 31, 2012 on a pro forma basis for the sale of U.S. Pipe.

I'll now turn the call back to Greg.

Greg Hyland

SLIDE 11
Thanks, Evan.

I'll now elaborate a little more on our 2012 second quarter performance and end markets and then provide an outlook for our third quarter. I'll begin with Mueller Co.

We are pleased with the net sales growth in Mueller Co.'s base business where both orders and shipments of domestic valves and hydrants were up year-over-year.

Certainly, we believe that our results benefited from a warmer winter this year. We are uncertain of the extent to which the increased activity was simply due to an earlier start to the construction season.

However, we saw a number of encouraging signs that could indicate our end markets are possibly improving.

As you may remember, we increased prices on valves and hydrants effective in February. Distributors pulled forward orders ahead of the price increase as they did last year. However, this year, a number of distributors have been expediting delivery while a year ago they were asking us to delay shipments. We also believe that distributor inventories at the end of the second quarter were flat and in some cases down from the previous year.

Our quotation activity in the second quarter for Mueller Co.'s base business was up more than 40% in the number of quotations and up more than 100% in dollars quoted year-over-year. We are also beginning to see order activity on some municipal projects that have been on hold for the last several years.

Both shipments and orders at our Henry Pratt business, which primarily consists of valves used in water treatment facilities, were down year-over-year as net sales declined 12%. As a reminder this business typically accounts for a little more than 10% of Mueller Co.'s net sales and market demand for the products generally lag the rest of Mueller Co.'s business by about one year. We should note that quotations in the quarter were up around 16% which is the first increase since the third quarter of 2010.

Net sales at Mueller Systems and Echologics grew 22% in the second quarter year-over-year as both businesses continued to add new customers. At Mueller Systems, we continued to gain traction in the marketplace. Our net sales in the quarter were up almost 20% year-over-year, and our backlog increased around 40% from the same period last year. However, the financial performance at Mueller Systems negatively impacted the overall financial performance of Mueller Co. We are still in the investment phase, and during the quarter, these investments included costs associated with building production capabilities. We are currently engaged in pursuing several large opportunities that we believe are likely to turn into shipments in the second half of the year. We also are continuing to invest in new product development; we expect to see the benefits of these new product investments in later years.

We are in the early phase of introducing our Echologics leak detection and pipe condition assessment technologies to the marketplace and are currently conducting pilots with a number of customers as we pursue long-term opportunities. For example, we recently announced agreements with the cities of Tampa and Las Vegas.

The investments we made in the quarter in Echologics are associated with introducing its technologies and building its field service and engineering organization.

The interest in leak detection and pipe condition assessment services is growing as municipalities struggle to maintain an aging water infrastructure as it helps them prioritize their capital spending.

As Evan discussed, Anvil had another solid quarter. Most of its addressed markets are relatively stable, with the oil & gas market, which accounted for approximately 20% of Anvil's sales, remaining strong, although the year-over-year comparisons will begin to get tougher.

Before I turn to our outlook for the third quarter, I'll discuss what we are seeing with some of the macro drivers in our end markets. As we have discussed before we believe our water infrastructure markets have essentially hit bottom. The construction season is off to a favorable start.
The general municipal spending environment continues to improve although budget pressures and economic uncertainty persist. State and local receipts grew at over 4% year-over-year for the third consecutive quarter and the latest 12 months as of December 31st. While both are showing improving trends, state tax receipt improvement is much stronger than local.

On the municipal bond front, rates are still very attractive from a historical perspective, and year-to-date, issuance is up 76%.

Finally, the housing market appears to be stabilizing. Housing starts in March represented the seventh consecutive month of greater than 600,000 units on a seasonally adjusted annualized basis. March was the first time there have been five consecutive months of higher than 650,000 starts since November 2008. Furthermore, March single family starts were above 450,000 units for the fourth consecutive month. As a potential future indicator, February and March housing permits were the two strongest months since October 2008. An improving housing market should also help bolster the municipal market as local governments benefit from increased property taxes, as well as connection fees and other ancillary fees associated with residential construction.

Overall while we think it is premature to conclude that we are going to see real near-term growth in our end markets, the signs we are seeing are the most positive ones we have seen in the last couple of years. We believe that our end markets certainly have stabilized and there is less uncertainty today.

Turning now to our outlook for the third quarter…

On a year-over-year basis for the third quarter, we expect Mueller Co.'s net sales to increase due to modest volume growth and higher prices in our base business and significant net sales growth in Mueller Systems and Echologics.

Generally, raw material costs continue to be relatively stable year-over-year.

Mueller Systems and Echologics will continue to negatively impact Mueller Co.'s overall performance in the third quarter. Our previous expectation for these businesses to be profitable in the second half of the year, now appears to be entirely dependent on the timing of anticipated orders. In any event, we do expect an improved performance for these businesses in the second half of the year compared to the prior year period and the first half of this year. We also expect the year-over-year negative impact on Mueller Co. margins due to these businesses to be less in the third quarter than it was in the second quarter.

We expect adjusted operating income for Mueller Co. to be slightly higher benefitting from the positive operating leverage from our base business partially offset by the continued investments in Mueller Systems and Echologics.

Now I'll turn to Anvil.

We expect to see slightly higher shipment volumes in the 2012 third quarter year-over-year. We also expect to benefit from higher pricing. However, we are entering a period of tougher year-over-year comparisons in our addressed oil & gas markets as a result of the strong demand we began to see starting in the third quarter last year. Generally, raw material costs are expected to be relatively stable. In total, we expect to see a slight improvement in Anvil's net sales and adjusted operating income.

I'll now discuss some other key variables for 2012. Our corporate expenses are estimated to be between $27 and $29 million this year. Our corporate expenses have been declining since 2008 and are expected to be down from the 2011 expenses of $31.9 million.

For the second half of the year, depreciation and amortization is estimated to be approximately $31 million, and interest expense is estimated to be $29 to $31 million which includes $2 million of non-cash interest expense associated with the terminated swap contracts. Our effective income tax rate for the second half of 2012 is expected to be between 38% and 42%.  Capital expenditures are estimated to be between $26 and $30 million for the full year.

We expect 2012 free cash flow from continuing operations to be higher than the preliminary, re-classified free cash flow estimate of $30 million for 2011, due primarily to improved operating results.

We continue to improve our working capital efficiency. For example, inventory turns for the 12 months ended March 31, 2012 improved about a half a turn from the comparable prior year period. Additionally, we believe inventory turns will continue to improve over the remainder of 2012.

Furthermore, for the latest 12 months, average receivables, inventory and accounts payable as a percentage of net sales decreased about 170 basis points from a year ago.

We have long said that Mueller Water Products is well positioned for growth when our end markets rebound. We have streamlined our manufacturing operations, strengthened our financial position and invested in new product development. Consequently, we are a leaner, more flexible and more innovative company than before. We are also investing in emerging technologies, such as advanced metering infrastructure, leak detection and pipe condition assessment to ensure that we remain a valued partner for all aspects of municipalities' water management programs.

Municipalities and water utilities continue to balance the need to repair and replace an aging water infrastructure with budget and customer service considerations. We believe the combination of our infrastructure expertise, innovative technology and long-standing relationships with distributors and end users is unmatched in the industry, and we are leveraging all three to help our customers increase operational efficiencies, improve customer service and better manage the distribution and use of water.

With that, I will open this call for your questions.
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Again, thank you for joining us this morning. Hopefully, we will have the chance to see a number of you soon.